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                                                                    EXHIBIT 10.1



                          TECHNOLOGY LICENSE AGREEMENT



        This Technology License Agreement (this "Agreement") is made as of the _____ day of _______, 1998 among Allergan, Inc., a Delaware corporation ("Allergan"), each Allergan Affiliate listed on the signature page hereto (an "Allergan Affiliate") and Allergan Specialty Therapeutics, Inc., a Delaware corporation ("ASTI").

                                   BACKGROUND

        A. ASTI has been formed for the purpose of researching and developing human pharmaceutical products, including products using Allergan Technology (as defined herein), and commercializing such products, most likely through licensing to Allergan.

        B. Allergan and ASTI have entered into the Research and Development Agreement (as defined herein) for the research and development of such products and related activities.

        C. Allergan is willing to grant to ASTI a license to use Allergan Technology solely for the purposes set forth above on the terms set forth herein and in the Research and Development Agreement and the License Option Agreement (as defined herein).

        Now, therefore, the parties agree as follows:

1.      DEFINITIONS.

        For the purposes of this Agreement, the following terms shall have the meanings set forth below:

        1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the interests in profits in the case of a business entity other than a corporation.

        1.2 "Allergan Technology" shall mean all Proprietary Rights, whether patented or unpatented, owned by, licensed to or controlled by Allergan, as of the date of this Agreement or during the term of the Research and Development Agreement, relating to retinoid and neuroprotective technologies, including but not limited to Tazarotene, Memantine and other glutamate and ion channel blockers and Allergan's and each Allergan Affiliate's rights under the agreements listed on Exhibit A hereto. "Allergan




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Technology" shall also include any additional technology which Allergan designates expressly in a writing delivered to ASTI as Allergan Technology for purposes of this Agreement. Notwithstanding the foregoing, however, in no event shall "Allergan Technology" include, and ASTI shall have no rights with respect to, (i) any topical formulation of Tazarotene or the research, development, manufacture or commercial sale or other use thereof or (ii) the commercial sale of Memantine and/or products incorporating or based on Memantine outside of the United States.

        1.3 "ASTI Product" shall mean any dosage form of a compound which is the subject of research and development as a potential human pharmaceutical product which has been recommended by Allergan and accepted by ASTI's Board of Directors for development as such under the Research and Development Agreement. Such recommendations may be made on a Field of Use basis. The following compounds have been selected as the initial ASTI Products as of the date hereof: (i) Tazarotene (oral), (ii) Memantine, (iii) AGN 4310 and (iv) a compound to be selected from the RAR alpha-selective agonist class of retinoid compounds for the treatment of various cancers.

        1.4 "Developed Technology" shall mean Proprietary Rights that (a) are first generated, conceived or reduced to practice, as the case may be, by Allergan or by any third party in the course of performing activities undertaken pursuant to the Research and Development Agreement or (b) are, in any manner, acquired by, or otherwise obtained on behalf of, ASTI during the term of the Research and Development Agreement from persons other than Allergan and are necessary or useful to the research, development or commercialization of ASTI Products or Pre-Selection Products.

        1.5 "Distribution" shall mean Allergan's distribution of all of the outstanding shares of Class A Common Stock of ASTI to Allergan stockholders of record on ________, 1998.

        1.6 "Field of Use" shall mean a particular disease state or set of related disease states.

        1.7 "Infringing Product" shall mean any product sold by a third party which infringes or is alleged to infringe any patent or patents licensed to ASTI hereunder and covering an ASTI Product.

        1.8 "License Agreement" shall mean an exclusive license agreement for a particular ASTI Product between Allergan and ASTI, entered into as a result of Allergan's exercise of the License Option for such product.

        1.9 "License Option" shall mean the option granted to Allergan pursuant to the License Option Agreement.




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        1.10 "License Option Agreement" shall mean the License Option Agreement dated as of the date hereof between Allergan and ASTI.

        1.11 "Pre-Selection Work" shall mean research and pre-clinical development work involving one or more product candidates owned or controlled by Allergan or a third party funded by ASTI pursuant to the Research and Development Agreement and undertaken in order to determine the suitability of such candidate for research and development.

        1.12 "Pre-Selection Product" shall mean a product, other than one which becomes an ASTI Product, for which ASTI funds Pre-Selection Work.

        1.13 "Pre-Existing Rights" shall mean the rights of each party other than Allergan under the agreements listed on Exhibit A.

        1.14 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications claiming any of the foregoing, owned by, licensed to or controlled by a person and which such person has the right to license or sublicense. Proprietary Rights shall not include trademarks.

        1.15 "Purchase Option" shall mean that certain option contained in ASTI's Restated Certificate of Incorporation pursuant to which Allergan has the right to purchase all of the outstanding shares of ASTI Class A Common Stock.

        1.16 "Research and Development Agreement" shall mean the Research and Development Agreement dated as of the date hereof between Allergan and ASTI.

        1.17 "Therapeutic Agent" shall mean a drug, protein, peptide, gene, compound or other pharmaceutically active incredient.

2.      LICENSE.

        2.1 GRANT OF LICENSE. Allergan hereby grants to ASTI, on the terms and conditions of this Agreement, a worldwide (except as set forth below), exclusive license (subject to the Pre-Existing Rights), in perpetuity, with the right to sublicense (as set forth below), to use the Allergan Technology to research and develop ASTI Products, to conduct related activities (including Pre-Selection
Work), and to commercialize ASTI Products, but for no other purposes whatsoever; provided, however, that, the foregoing license shall exclude (i) the research, development, manufacture or commercial sale or other use of any topical formulation of Tazarotene and (ii) the commercial sale of Memantine and/or products incorporating or based on Memantine outside of the United States. ASTI shall not sublicense any Allergan Technology to, or enter into other




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arrangements with respect to any Allergan Technology with, any third party for any purpose, except as set forth in Sections 2.2 and 2.3 hereof.

        2.2    PERMITTED SUBLICENSES.

               (a) Except as set forth in Section 2.2(b) hereof, ASTI may grant sublicenses to Allergan and third parties to use the Allergan Technology solely for the purpose of performing activities in connection with the research and development of ASTI Products and conducting related activities (including Pre-Selection Work); provided however, that, during the term of the Research and Development Agreement, any such sublicenses shall be granted in accordance with the terms of the Research and Development Agreement.

               (b) If the License Option with respect to any ASTI Product in one or more countries expires unexercised, from and after expiration of such License Option in any such country, ASTI may sublicense Allergan Technology to a third party or third parties solely to the extent necessary to complete the development of, or to make (or have made) and use such ASTI Product, or to sell (or have sold) such ASTI Product in such country.

        2.3 CONDITIONS OF SUBLICENSES. Each sublicensee shall execute such agreements as Allergan reasonably deems appropriate to protect the Allergan Technology and to protect Allergan's rights under all agreements between Allergan and ASTI and under the Purchase Option. Each sublicensee shall have all the duties of ASTI hereunder with respect to such sublicense, and each sublicensee shall acknowledge these duties to Allergan in writing. No sublicense shall have the effect of relieving ASTI of any of its obligations hereunder.

        2.4 PRIOR AND FUTURE GRANTS. ASTI understands and acknowledges that Allergan is in the business of researching and developing products incorporating the Allergan Technology for its own account and under arrangements with third parties, and as a result, the license granted hereunder is limited strictly to use the Allergan Technology for the purpose of researching and developing ASTI Products and conducting related activities (including Pre-Selection Work) and commercializing ASTI Products. ASTI acknowledges that Allergan may use and may grant third party licenses to use the Allergan Technology for any and all other purposes.

        2.5 LICENSE TO ALLERGAN. In addition, in the event that Allergan provides ASTI with a Reversion Notice (as such term is defined in Section 2.4 of the Research and Development Agreement) with respect to a Pre-Selection Product, ASTI hereby grants to Allergan, effective upon the date of such Reversion Notice, a worldwide, exclusive (even as to ASTI), perpetual license, with the right to sublicense, to conduct research and development with respect to such Pre-Selection Product and to make, have made, use, sell, have sold, import and export such Pre-Selection Product, subject to Allergan's obligation to pay Pre-Selection Product Payments and Developed Technology Royalties (as such terms as defined in the Research and Development Agreement).

3.      COVENANTS OF ASTI.

        3.1 DILIGENCE. ASTI promptly shall commence and shall use diligent efforts to develop ASTI Products in accordance with approved work plans and cost estimates under the Research and Development Agreement, subject to Allergan diligently undertaking its obligations thereunder.




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        3.2    TECHNOLOGY FEE.  ASTI shall pay Allergan in arrears the following
Technology Fee payments:

               (a) $833,333 thirty days after the date of the Distribution and $833,333 on the same day of each of the next eleven months;

               (b) $558,333 per month on the same day of each of the next twelve months;

               (c) $275,000 per month on the same day of each of the next twelve months; and

               (d) $166,667 per month on the same day of each of the next twelve months;

provided, however, that ASTI shall no longer be obligated to make such payment beginning with any month following the date on which the total number of ASTI Products either under development by ASTI pursuant to the Research and Development Agreement or licensed to Allergan pursuant to Allergan's exercise of the License Option is less than two.

        3.3 PRE-EXISTING OBLIGATIONS. ASTI agrees to perform and timely discharge all of Allergan's and/or each Allergan Affiliate's obligations and duties under each of the agreements listed on Exhibit A, including but not limited to any and all royalty, milestone, non-disclosure, patent filing and/or prosecution license grant and/or license back and/or similar or related obligations and duties.

4.      PATENTS.

        4.1 INFRINGEMENT. Each party shall promptly notify the other of any infringement or alleged infringement known to such party of any patent covering Allergan Technology, by the manufacture, development, use or sale by a third party of any Infringing Product.

        4.2 ACTION BY ALLERGAN. Subject to the provisions of the Research and Development Agreement and any License Agreement, in the event of any such alleged infringement, Allergan shall have the right, at its own expense and with the right to all recoveries, to take appropriate action to restrain such alleged infringement. If Allergan takes any such action, ASTI shall cooperate fully with Allergan in its pursuit thereof, at Allergan's expense, to the extent reasonably requested by Allergan. If Allergan brings an action under this Section 4.2, the parties shall share equally any recoveries, after Allergan is reimbursed for its expenses of bringing the action (including reasonable attorneys' fees).




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        4.3 ACTION BY ASTI. If (a) the Infringing Product is substantially similar to an ASTI Product (in that the Infringing Product incorporates the same active Therapeutic Agent or Agents as such ASTI Product and, in the case of an ASTI Product that utilizes Allergan drug delivery technology, a drug delivery system substantially similar to the Allergan drug delivery system) for which the License Option has expired unexercised, and (b) within 90 days after the written notice from either party described above (or at any time thereafter), Allergan has not taken appropriate action to restrain such alleged infringement, and (c) at such time, the annualized unit sales volume of such Infringing Product in a country over a period of at least two calendar quarters, equals or exceeds 25% of the annualized unit sales volume of the related ASTI Product in such country during the same period, then ASTI shall have the right, at its own expense and with the right to all recoveries, to take such action as it deems appropriate to restrain such alleged infringement. If ASTI takes any such action, Allergan shall cooperate with ASTI in its pursuit thereof, at ASTI's expense, to the extent reasonably requested by ASTI. If the third party in any such action brings a counteraction for invalidation or misuse of a patent covering the Allergan Technology or the ASTI Product, ASTI shall promptly notify Allergan, and Allergan may, within six months after the notification, join and participate in such action at its own expense. ASTI shall not settle any such action relating to any alleged infringement which in any manner would adversely affect Allergan Technology without the prior written consent of Allergan.

5.      CONFIDENTIALITY OF INFORMATION.

        5.1 CONFIDENTIALITY. During the term of this Agreement and for a period of ten years following its termination, ASTI shall maintain in confidence all Allergan Technology; provided, however, that nothing contained herein shall prevent ASTI from disclosing any Allergan Technology to the extent such Allergan Technology (a) is required to be disclosed in connection with researching or developing ASTI Products, conducting Pre-Selection Work, conducting related activities, securing necessary governmental authorization for the marketing of ASTI Products, or directly or indirectly making, using or selling ASTI Products, as permitted or provided for in the agreements between the parties, (b) is required to be disclosed by law for the purpose of complying with governmental regulations, (c) is disclosed in connection with any sublicense permitted hereunder, (d) is known to or used by ASTI prior to the date hereof (other than through disclosure by or on behalf of Allergan) as evidenced by ASTI's written records, (e) is lawfully disclosed to ASTI by a third party having the right to disclose such information to ASTI, or (f) either before or after the time of disclosure to ASTI, becomes known to the public other than by an unauthorized act or omission of ASTI or any of ASTI's employees or agents. Any disclosure of Allergan Technology to third parties shall be made subject to similar obligations of confidentiality on the part of such third parties. The obligations of ASTI pursuant to this Section 5.1 shall survive the termination of this Agreement for any reason. Any breach of this Section 5.1 may result in irreparable harm




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to Allergan, and in the event of a breach, Allergan shall be entitled to seek injunctive relief (without the need to post a bond) in addition to any other remedies available at law or in equity .

6.      DISCLAIMER.

        6.1 DISCLAIMER CONCERNING ALLERGAN TECHNOLOGY. ALLERGAN DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (A) THAT ANY ALLERGAN TECHNOLOGY, OR THE USE THEREOF, OR ANY PRODUCTS INCORPORATING OR MANUFACTURED BY THE USE THEREOF, WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY THIRD PARTY AND (B) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE ALLERGAN TECHNOLOGY OR ITS SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE DESIGN, RESEARCH, DEVELOPMENT, MANUFACTURE, USE OR SALE OF PRODUCTS. ALLERGAN DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

7.      REPORTS OF ADVERSE REACTIONS.

        7.1 REPORTS OF ADVERSE REACTIONS. During the term of this Agreement, each party shall promptly inform the other party of any information that it obtains or develops regarding the efficacy or safety of an ASTI Product and shall promptly report to the other party any information or notice of adverse or unexpected reactions or side effects related to the utilization or medical administration of an ASTI Product. Further, during the term of this Agreement, each party shall promptly inform the other of any information that it obtains or develops regarding the safety of any Allergan Technology as related to the ASTI Products. Each such party shall permit the other to comply with the adverse reaction reporting obligations under the United States Food, Drug and Cosmetic Act, or similar statutory provisions, and regulations thereunder and shall assist the other party in complying therewith, with respect to the ASTI Products. When appropriate, the parties will execute a standard operating procedure to cover the foregoing. ASTI agrees and acknowledges that Allergan may provide information it obtains under this Section 7.1 to Allergan's other clients developing and/or commercializing products incorporating the same Allergan drug delivery systems as are incorporated in the ASTI Products.

8.      EFFECTIVE DATE; TERMINATION.

        8.1 EFFECTIVE DATE. This Agreement shall become effective on the date of the Distribution.




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        8.2 TERMINATION FOR BREACH. Either party may terminate this Agreement effective upon the giving of written notice of such termination to the other party in the event such other party breaches any of its material obligations hereunder or under the License Option Agreement and such breach continues for a period of 60 days after written notice thereof by the terminating party to the other party.

        8.3 AUTOMATIC TERMINATION. This Agreement shall automatically terminate upon termination by ASTI of the Research and Development Agreement other than due to a breach by Allergan, or upon termination by Allergan of the Research and Development Agreement due to a breach by ASTI.

        8.4 TERMINATION OF SUBLICENSES. Termination by Allergan of this Agreement shall automatically terminate any sublicenses granted by ASTI hereunder.

9.      FORCE MAJEURE.

        9.1 FORCE MAJEURE. Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

10.     INDEMNIFICATION.

        10.1 INDEMNITY. ASTI shall indemnify, defend and hold Allergan harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments incurred by or rendered against Allergan and its Affiliates, which arise out of the use, design, labeling, manufacture, processing, packaging, sale or commercialization of the ASTI Products by ASTI, its Affiliates and permitted subcontractors and sublicensees (other than Allergan and its Affiliates, subcontractors, sublicensees, distributors and others operating under arrangements with or through Allergan). Allergan shall permit ASTI's attorneys, at ASTI's discretion and cost, to control the defense of any claims or suits as to which Allergan may be entitled to indemnity hereunder, and Allergan agrees not to settle any such claims or suits without the prior written consent of ASTI. Allergan shall have the right to participate, at its own expense, in the defense of any such claim or demand to the extent it so desires.

        10.2 NOTICE. Allergan shall give ASTI prompt notice in writing, in the manner set forth in Section 11.7 below, of any claim or demand made against Allergan for which Allergan may be entitled to indemnification under Section 10.1.




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11.     MISCELLANEOUS.

        11.1 WAIVER, REMEDIES AND AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of any other term or condition of this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

        11.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that Allergan may assign such rights and obligations hereunder to an Affiliate of Allergan or to any person or entity with which Allergan is merged or consolidated or which acquires all or substantially all of the assets of Allergan.

        11.3 DISPUTE RESOLUTION. In the event of any dispute, the parties shall refer such dispute to the CEO of ASTI and the CEO of Allergan for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration before a retired California Superior Court Judge at J.A.M.S./Endispute located in Orange, California, such arbitration to be conducted pursuant to the J.A.M.S./Endispute procedure rules for commercial disputes then in effect. The award of the arbitrator shall include an award of reasonable attorneys' fees and costs to the prevailing party.

        11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

        11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of California as applied to residents of that state entering into contracts to be performed in that state.




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        11.6 HEADINGS. The section headings contained in this Agreement are included for convenience only and form no part of the Agreement between the parties.

        11.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail, postage prepaid, and addressed as follows:

               If to Allergan
               and/or any
               Allergan Affiliate:  Allergan, Inc.
                                    2525 Dupont Drive
                                    Irvine, CA 92612
                                    Facsimile: (714) 246-4774
                                    Attention:  Corporate Vice President,
                                                General Counsel

               If to ASTI:          Allergan Specialty Therapeutics, Inc.
                                    2525 Dupont Drive
                                    Irvine, CA 92612
                                    Facsimile: (714) 246-4774
                                    Attention:  President and Chief
                                                Executive Officer

        All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Section 11.7.

        11.8 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

        11.9 RELATIONSHIP OF THE PARTIES. For purposes of this Agreement, ASTI and Allergan shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute ASTI and Allergan as partners, joint venturers, co owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding,




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no party hereto shall assume or be liable for any liabilities or obligations of the other party, whether past, present or future.

        11.10 SURVIVAL. The provisions of Sections 1, 5, 6, 7, 10, 11.1, 11.3, 11.5, 11.6, 11.7, 11.8, 11.9 and this Section 11.10 shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement. Neither party shall be liable to the other due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.














                                      11.
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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ALLERGAN SPECIALTY
THERAPEUTICS, INC.

By: ____________________________________________

Title: _________________________________________



ALLERGAN, INC.

By: ____________________________________________

Title: _________________________________________



ALLERGAN AFFILIATES:

ALLERGAN AMERICA, INC.

By: ____________________________________________

Title: _________________________________________



ALLERGAN PHARMACEUTICALS (IRELAND) LTD., INC.

By: ____________________________________________

Title: _________________________________________




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VISION PHARMACEUTICALS, L.P.
A Texas limited partnership, dba Allergan, by Allergan General, Inc., its general partner

By: ____________________________________________

Title: _________________________________________











                                      13.
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                                    EXHIBIT A

        Exclusive License Agreement dated August 23, 1995 among Children's Medical Center Corporation, Allergan, Allergan America, Inc. ("Allergan America") and Allergan Pharmaceuticals (Ireland) Ltd., Inc.
("Allergan-Ireland").

        License and Supply Agreement dated February 28, 1997 among Merz + Co. GmbH & Co., Vision Pharmaceuticals L.P. ("Vision"), Allergan America, Allergan-Ireland and Allergan.

        Collaborative Research, Development and Marketing Agreement dated November 20, 1996 between Cambridge NeuroScience, Inc. and Vision.

        Amended and Restated Technology Cross License Agreement dated September 24, 1997 among Ligand Pharmaceuticals Incorporated, Allergan and Allergan Ligand Retinoid Therapeutics, Inc.

        Cross License Agreement dated ________, 1998 among Allergan, Allergan America, Allergan-Ireland and Vision.









                                      14.